Exhibit d21

The Lincoln National Life Insurance Company

VARIABLE ANNUITY LIVING BENEFITS AND ESTATE LOCK DEATH BENEFIT RIDER

This optional Rider is made a part of the entire Contract to which it is attached. Except as stated in this Rider, it is subject to all provisions contained in the Contract. In case of any conflict between the provisions of the Contract and this Rider, the provisions of this Rider will control. Coverage under this Rider begins on the Rider Date shown on the Rider Specifications.

SUMMARY OF RIDER PROVISIONS

This Rider provides a Guaranteed Minimum Withdrawal Benefit and an Estate Lock Death Benefit.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT. When the GUARANTEED MINIMUM WITHDRAWAL BENEFIT provision is in effect, the Owner may withdraw an amount up to the Protected Annual Income, each Benefit Year for the Annuitant’s lifetime, if certain conditions are met as described in this Rider. The Protected Annual Income is a percentage of the Protected Income Base.

ESTATE LOCK DEATH BENEFIT. The ESTATE LOCK DEATH BENEFIT provision describes the death benefit that is paid upon the death of the Annuitant, if certain conditions are met as described in this Rider. The Estate Lock Death Benefit replaces the Contract Value Death Benefit described under the DETERMINATION OF AMOUNTS provision in the Contract.

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE

While this Rider is in effect, the Mortality and Expense Risk and Administrative Charge rates for the Contract are the MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE shown on the Contract Specifications.

The Death Benefit Charge and Protected Lifetime Income Fee under this Rider are assessed in addition to the Mortality and Expense Risk and Administrative Charges shown on the Contract Specifications.

ADDITIONAL PURCHASE PAYMENT RESTRICTION

We reserve the right to limit subsequent Purchase Payments as shown under the Additional Purchase Payment Restriction provision on the Rider Specifications.

ALLOCATION RESTRICTION

While this Rider is in effect, the Fixed Account, if any, or Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to the Contract.

DEFINITIONS

Annuitant is the Natural Person used to determine the benefits under this Rider. If the Owner is a Natural Person, the Annuitant and Owner must be the same person. If the Owner is a Non-Natural Person, the Annuitant is the Natural Person named by the Owner. The Contract may only have one Annuitant. The Annuitant may not be changed on or after the Rider Date.

Benefit Year is each 12-month period starting with the Rider Date shown on the Rider Specifications and each Rider Date Anniversary thereafter.

Code is the Internal Revenue Code of 1986, as amended.

Company, Our, Us, and We refers to The Lincoln National Life Insurance Company.

Fee Base Amount is the value used, in part, to calculate the Protected Lifetime Income Fee. On each Rider Anniversary, the Fee Base Amount may be increased to the value that is the greater of the Contract Value or the amount that the Enhancement Value increases the Protected Income Base. Otherwise, the Fee Base Amount may be increased by an additional Purchase Payment on the Valuation Date it is approved and added to the Contract. The Fee Base Amount will be reduced by all Conforming Withdrawals in the same amount that the Conforming Withdrawals reduced the Contract Value, and by all Excess Withdrawals in the same proportion that the Excess Withdrawals reduced the Contract Value.

Natural Person is a human being.

Non-Natural Person, for purposes of this Rider, includes a trust, corporation, partnership, or association.

Owner, for the purposes of this Rider, is the Natural Person or a Non-Natural Person, who exercises rights of ownership under the Contract and this Rider. The Owner is shown on the Rider Specifications. If the Owner is a Natural Person, the Owner and Annuitant must be the same person.

Purchase Payments, for the purpose of this Rider, mean the amounts paid into the Contract by the Owner.

Rider Date Anniversary is the same calendar day as the Rider Date, each subsequent calendar year, if such date is a Valuation Date. If during any calendar year, the calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day and any transactions that should have occurred on the Rider Date Anniversary will be processed by Us on that Valuation Date.

A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date. If the day is not a Valuation Date, any transactions that should have occurred on the quarterly anniversary will be processed by Us on the first Valuation Date following that quarterly anniversary.

Systematic Required Minimum Distributions are systematic monthly or quarterly installments withdrawn via Our automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by Us in accordance with Code Section 401(a)(9)(A), as amended, for the Contract to which this Rider is attached.

Withdrawal is the gross amount of a Withdrawal before any applicable charges and fees.

Withdrawals are Conforming Withdrawals or Excess Withdrawals.
Conforming Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is equal to or less than the Protected Annual Income. If the Owner receives only Systematic Required Minimum Distributions during a Benefit Year, all Systematic Required Minimum Distributions during that Benefit Year will be treated as Conforming Withdrawals. However, if a Withdrawal other than Systematic Required Minimum Distributions occurs during a Benefit Year, then that Withdrawal and any subsequent Withdrawals, including Systematic Required Minimum Distributions, will be treated as Excess Withdrawals to the extent that the cumulative amount withdrawn in that Benefit Year exceeds the Protected Annual Income.
Excess Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year exceeds each Conforming Withdrawal. If the Annuitant is younger than the Protected Annual Income Age shown on the Rider Specifications, all Withdrawals are Excess Withdrawals.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROVISION

This GUARANTEED MINIMUM WITHDRAWAL BENEFIT provision:
(a)
describes the conditions that must be met before the Owner may withdraw, each Benefit Year, a percentage of the Protected Income Base, up to the Protected Annual Income for the Annuitant’s lifetime; and

(b)	is effective from the Rider Date until this Rider terminates.

EFFECT OF DEATH WHEN THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROVISION IS IN EFFECT. This Rider will terminate on the death of the Annuitant.

PROTECTED INCOME BASE

The Protected Income Base is the value used to calculate the Protected Annual Income. The Protected Income Base value is distinct from the Contract Value and is not used to calculate the cash surrender value, Death Benefit, or other guaranteed paid-up annuity benefits under the Contract.

The initial Protected Income Base will be equal to the initial Purchase Payment on the Rider Date.

On a Rider Date Anniversary, the Protected Income Base may be adjusted by an Enhancement or an Account Value lock in as described in the PROTECTED INCOME BASE ON EACH RIDER ANNIVERSARY provisions of this Rider. Otherwise, the Protected Income Base may be adjusted by:
(a)
an additional Purchase Payment. The Protected Income Base will be increased by the amount of the additional Purchase Payment on the Valuation Date it is approved and added to the Contract. Additional Purchase Payments may increase the Protected Lifetime Income Fee rate if the cumulative Purchase Payments approved and added to the Contract after the first Benefit Year is equal to or exceeds the Additional Purchase Payment Restriction Limit shown on the Rider Specifications, and

(b)
an Excess Withdrawal. Upon an Excess Withdrawal, the Protected Income Base will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value. The Protected Income Base will not be reduced by each Conforming Withdrawal.

On the Valuation Date the Protected Income Base is reduced to $0 after an Excess Withdrawal, this Rider and the Contract to which it is attached will terminate.

ENHANCEMENT BASE. The Enhancement Base is the value used to calculate the Enhancement Value. The initial Enhancement Base is equal to the initial Protected Income Base. Neither the Enhancement Base nor the Enhancement Value are used to calculate the cash surrender value, Death Benefit, or other guaranteed paid-up annuity benefits under the Contract.

The Enhancement Base is adjusted by:
(a)
an additional Purchase Payment. The Enhancement Base will be increased by the amount of an additional Purchase Payment that has been approved and added to the Contract for at least one Benefit Year (except that a Purchase Payment approved and added to the Contract within the first 90 days after the Rider Date will increase the Enhancement Base on the Valuation Date it is approved and added to the Contract); and

(b)
an Excess Withdrawal. Upon an Excess Withdrawal, the Enhancement Base will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value. The Enhancement Base will not be reduced by each Conforming Withdrawal.

MAXIMUM PROTECTED INCOME BASE. The Protected Income Base is subject to the Maximum Protected Income Base Limit shown on the Rider Specifications. The Maximum Protected Income Base Limit is the combined Protected Income Base values, Protected Amount values, Income Base values, Guaranteed Amount and other guaranteed amounts for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, where the Owner or Annuitant is the Owner or a measuring life.

If the Maximum Protected Income Base Limit is exceeded, the Protected Income Base values, Protected Amount values, Income Base values Guaranteed Amount and other guaranteed amounts for each applicable annuity contract and annuity rider will be reduced proportionately until the combined amount values do not exceed the Maximum Protected Income Base Limit.

The Protected Amount, Income Base and Guaranteed Amount are the values used to calculate the amounts available for the Protected Annual Income, Guaranteed Annual Income or Maximum Annual Withdrawal and determine the rider charges or Protected Lifetime Income Fees under a Company annuity contract or an annuity rider, including annuity contracts with an affiliated company. The Protected Income Base under this Rider means the Protected Amount, Income Base or Guaranteed Amount for the purposes of calculating the Protected Amount maximum, Income Base maximum or Guaranteed Amount maximum for such Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.

PROTECTED INCOME BASE ON EACH RIDER ANNIVERSARY

On the Rider Date Anniversary, the Protected Income Base will be the greater of (A), (B) or (C), where:
A	is the Protected Income Base on the Rider Date Anniversary immediately prior to any Rider Date Anniversary adjustment.
B	is the Enhancement Value as described in the ENHANCEMENT provision of this Rider.
C	is the Contract Value as determined by an Account Value lock in described in the ACCOUNT VALUE LOCK IN provision of this Rider.

ENHANCEMENT. An Enhancement will increase the Protected Income Base to equal the Enhancement Value, if all the conditions in this provision are satisfied. On the Rider Date Anniversary, any Protected Lifetime Income Fee and Death Benefit Charge due is deducted and an Account Value lock in is calculated after the Enhancement Value is calculated.

The initial Enhancement Value on the first Rider Date Anniversary is the sum of (A) and ((A) multiplied by (B)), where:
A	is the Enhancement Base.
B	is the Enhancement Rate shown on the Rider Specifications.

On each subsequent Rider Date Anniversary thereafter, the Enhancement Value established on the previous Rider Date Anniversary is increased by an amount equal to the Enhancement Base multiplied by the Enhancement Rate shown on the Rider Specifications.

The Enhancement Value is increased by the amount of an additional Purchase Payment on the Valuation Date it is approved and added to the Contract and is reduced by all Excess Withdrawals made during the preceding Benefit Year in the same proportion that the Excess Withdrawals reduced the Contract Value.

We will calculate the Enhancement Value on each Rider Date Anniversary if the preceding Benefit Year is during the Enhancement Period shown on the Rider Specifications, except if a Withdrawal occurred in that Benefit Year. However, the Enhancement will occur on a Rider Date Anniversary only if all the following conditions are satisfied:
(a)	the preceding Benefit Year is during the Enhancement Period shown on the Rider Specifications; and
(b)	no Withdrawal occurred in the preceding Benefit Year; and
(c)	the Annuitant is under the Enhancement Maximum Age shown on the Rider Specifications; and
(d)	the Enhancement Value is greater than an Account Value lock in that may have occurred and been accepted on the same Rider Date Anniversary; and
(e)	the Enhancement Value is greater than the Protected Income Base immediately prior to a Rider Date Anniversary adjustment.

The Protected Lifetime Income Fee rate does not increase after an Enhancement.

ACCOUNT VALUE LOCK IN. An Account Value lock in will increase the Protected Income Base to equal the Contract Value. The Account Value lock in will not increase the Enhancement Base or the Enhancement Value.

On a Rider Date Anniversary, We will compare the Contract Value to the Protected Income Base and an Account Value lock in will occur if all the following conditions are satisfied:
(a)	the Contract Value is greater than or equal to the Protected Income Base immediately prior to a Rider Date Anniversary adjustment; and
(b)	the Annuitant is under the Account Value lock in Maximum Age shown on the Rider Specifications; and
(c)	the Account Value lock in is greater than the Enhancement Value on the same Rider Date Anniversary.

The Account Value lock in may increase the Fee Base Amount and Protected Lifetime Income Fee rate to the Fee Base Amount and Protected Lifetime Income Fee rate currently in effect if such amount and rate are higher than the current Fee Base Amount and Protected Lifetime Income Fee rate. The new Protected Lifetime Income Fee rate will never exceed the Guaranteed Maximum Annual Protected Lifetime Income Fee Rate shown on the Rider Specifications.

If the Protected Lifetime Income Fee rate increases, the Owner may decline the Account Value lock in by Notice to Us within 30 days of the effective date of the increase. If the Owner does not decline the Account Value lock in within 30 days of the effective date of the increase, the increase to the Protected Income Base will be deemed accepted by the Owner.

If the Owner declines the Account Value lock in, Fee Base Amount and the Protected Income Base will be the Fee Base Amount and Protected Income Base immediately prior to the Valuation Date the Account Value lock in was determined.

The Owner will be eligible for future Account Value lock ins after declining an Account Value lock in.

PROTECTED ANNUAL INCOME

The Protected Annual Income is the amount that may be withdrawn from the Contract by the Owner, each Benefit Year, as a Conforming Withdrawal once the Annuitant has attained an age equal to or greater than the Protected Annual Income Age shown on the Rider Specifications. The Protected Annual Income may be withdrawn during the Annuitant’s lifetime until the Protected Annual Income or Protected Income Base are reduced to $0. The Protected Annual Income may also be continued for the Annuitant’s lifetime if the conditions described in the PROTECTED ANNUAL INCOME ANNUITY PAYMENT OPTION or CONTRACT VALUE REDUCES TO $0 provisions are satisfied.

Any part of the Protected Annual Income not taken during a given Benefit Year cannot be taken in a subsequent Benefit Year without causing an Excess Withdrawal.

The Protected Annual Income is calculated by multiplying the Protected Income Base by a Protected Annual Income Rate from the Protected Annual Income Rate Table, which varies by age. The Protected Annual Income Rate Table is shown on the Rider Specifications.

When the Protected Income Base is adjusted by an Account Value lock in, an Enhancement, an additional Purchase Payment approved and added to the Contract, or an Excess Withdrawal, the Protected Annual Income will be recalculated to equal the applicable Protected Annual Income Rate multiplied by the new Protected Income Base.

On each Rider Date Anniversary when either an Account Value lock in is accepted or if an Enhancement occurs, the Protected Annual Income is recalculated before any other transactions are processed. The Protected Annual Income is increased by an additional Purchase Payment on the Valuation Date the Purchase Payment is approved and added to the Contract and reduced by an Excess Withdrawal on the Valuation Date the Withdrawal is taken.

The initial Protected Annual Income is calculated by the Protected Annual Income Rate that corresponds to the attained age of the Annuitant on the Valuation Date of the first Conforming Withdrawal.

After the initial Protected Annual Income is calculated, the Protected Annual Income Rate will not change, except if an Account Value lock in occurs and is accepted, the Protected Annual Income Rate used to recalculate the new Protected Annual Income will be the rate that corresponds to the attained age of the Annuitant on the Valuation Date of the Account Value lock in.

MAXIMUM PROTECTED ANNUAL INCOME. The combined Protected Annual Income (including any guaranteed amounts, Guaranteed Annual Income amount, Protected Annual Income amount and Maximum Annual Withdrawal amount) for all Company annuity contracts, including annuity contracts with an affiliated company, for which the Owner or Annuitant is the Owner or a measuring life, is subject to the Protected Annual Income Rate used when the Protected Annual Income was last determined multiplied by the Maximum Protected Income Base.

The Guaranteed Annual Income, Protected Annual Income or Maximum Annual Withdrawal amount are the amounts that may be withdrawn from a Company annuity contract or an annuity rider by the Owner each Benefit Year. The Protected Annual Income under this Rider means the Guaranteed Annual Income amount, Protected Annual Income amount for the purposes of calculating the Guaranteed Annual Income maximum or Protected Annual Income maximum, including any Maximum Annual Withdrawal amount, for such Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.

CONTRACT VALUE REDUCES TO $0

On the Valuation Date the Contract Value reduces to $0, if:
(a)	the Protected Income Base is not $0; and
(b)	the Contract has not been surrendered or assigned for value;
the Protected Annual Income will continue for the Annuitant’s lifetime and a quarterly Protected Lifetime Income Fee will no longer apply.

The Owner may elect to receive the Protected Annual Income at any frequency We offer, subject to Our minimum payment amount rules then in effect, but no less frequently than annually.

If the Contract Value is $0, no death benefit, including the Estate Lock Death Benefit, will be paid.

PROTECTED ANNUAL INCOME ANNUITY PAYMENT OPTION

The Protected Annual Income Annuity Payment Option may be irrevocably elected by the Owner upon Notice to Us, provided the Contract has not been surrendered or assigned for value. If elected, the Owner will receive payment equal to the Protected Annual Income each Benefit Year for the Annuitant’s lifetime and a quarterly Protected Lifetime Income Fee will no longer apply.

The Owner may elect to receive the Protected Annual Income at any frequency We offer, subject to Our minimum payment amount rules then in effect, but no less frequently than annually.

If this Protected Annual Income Annuity Payment Option is in effect no death benefit, including the Estate Lock Death Benefit, will be paid.

PROTECTED LIFETIME INCOME FEE DURING THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT

PROTECTED LIFETIME INCOME FEE RATE. The Initial Annual Protected Lifetime Income Fee Rate shown on the Rider Specifications is divided by four to calculate the initial quarterly Protected Lifetime Income Fee rate.

The Protected Lifetime Income Fee rate may change, but the annual Protected Lifetime Income Fee rate will never exceed the Guaranteed Maximum Annual Protected Lifetime Income Fee Rate shown on the Rider Specifications.

DETERMINING THE QUARTERLY PROTECTED LIFETIME INCOME FEE. While the GUARANTEED MINIMUM WITHDRAWAL BENEFIT provision of this Rider is in effect, a quarterly Protected Lifetime Income Fee is deducted from the Contract Value on each quarterly anniversary of the Rider Date. If the day is not a Valuation Date, and a Protected Lifetime Income Fee is due, that fee will be deducted on the first Valuation Date following such calendar day.

The amount of the quarterly Protected Lifetime Income Fee is the quarterly Protected Lifetime Income Fee rate multiplied by the Fee Base Amount, after any Rider Date Anniversary adjustment, on the Valuation Date the fee is deducted.

Quarterly Protected Lifetime Income Fees will be deducted from each Variable Subaccount and Fixed Account, if any, on a proportional basis. A pro-rata quarterly Protected Lifetime Income Fee will be recalculated and deducted upon termination of this Rider, except if this Rider is terminated due to death.

ADJUSTMENTS TO THE PROTECTED LIFETIME INCOME FEE RATE ON A RIDER DATE ANNIVERSARY. While the GUARANTEED MINIMUM WITHDRAWAL BENEFIT provision of this Rider is in effect, the Protected Lifetime Income Fee rate may change on a Rider Date Anniversary due to:
(a)
an additional Purchase Payment approved and added to the Contract in the Benefit Year preceding the applicable Rider Date Anniversary, if the cumulative Purchase Payments approved and added to the Contract after the first Benefit Year equals or exceeds the Additional Purchase Payment Restriction Limit shown on the Rider Specifications; or

(b)	an Account Value lock in pursuant to the ACCOUNT VALUE LOCK IN provision of this Rider; or

(c)
Our annual review of the current Protected Lifetime Income Fee rate at any time after the period shown under Annual Review on the Rider Specifications. We reserve the right to review and adjust the current Protected Lifetime Income Fee rate no more frequently than once annually and any decision to adjust the Protected Lifetime Income Fee rate will be at Our discretion, subject to the Guaranteed Maximum Protected Lifetime Income Fee Rate shown on the Rider Specifications.

If the adjustment results in an increase to the Protected Lifetime Income Fee rate, the Owner may decline the increase by Notice to Us within 30 days of the effective date of the increase. If the Owner does not decline the increase within 30 days of the effective date of the increase, it will be deemed accepted by the Owner.
The Owner will not be eligible for future Account Value lock ins or Enhancements after declining such increase.

ESTATE LOCK DEATH BENEFIT

This ESTATE LOCK DEATH BENEFIT provision:
(a)	replaces the DETERMINATION OF AMOUNTS provisions of the DEATH BEFORE THE ANNUITY COMMENCEMENT DATE section of the Contract.
(b)	provides the death benefit payable under the Contract on the death of the Annuitant, if this Rider is in effect.
(c)	replaces the DEATH BENEFIT ON CONTRACT DATE field of the CONTRACT SPECIFICATIONS attached to the Contract by the DEATH BENEFIT ON CONTRACT DATE field on the shown on the Rider Specifications.

The DETERMINATION OF AMOUNTS provision of the DEATH BEFORE THE ANNUITY COMMENCEMENT DATE section of the Contract is replaced by the following:
DETERMINATION OF AMOUNTS. The Estate Lock Death Benefit amount is equal to the greater of:
(a)	The Contract Value on the Valuation Date We approve the payment of this death benefit; or
(b)
The sum of all Purchase Payments, reduced by Excess Withdrawals or amounts that may be deducted for premium tax, as of the Valuation Date We approve this death benefit for payment. The Purchase Payments will be reduced in the same proportion that an Excess Withdrawal or premium tax deduction reduced the Contract Value. The result will never to be less than $0.

The Estate Lock Death Benefit amount is not adjusted by a Conforming Withdrawal, an Enhancement, or an Account Value lock in.

Upon the death of the Annuitant who is the Owner, We will pay the Estate Lock Death Benefit to the designated Beneficiary(s). If there are no designated Beneficiaries, We will pay the Estate Lock Death Benefit to the Owner's estate. If the Owner is a Non-Natural Person, the death of the Annuitant will be treated as the death of the Owner.

If at any time the Owner who is the Annuitant named on the Contract are changed, this Rider will terminate and the Death Benefit for the new Owner or Annuitant will be the Contract Value as of the Valuation Date on which We approve the death claim for payment for the new Owner or Annuitant.

While this Rider is in effect, any request to change ownership will be subject to Our approval on a non-discriminatory basis. We assume no responsibility for the validity or tax consequences of any change in ownership.

ESTATE LOCK DEATH BENEFIT TERMINATION. The Estate Lock Death Benefit will terminate:
(a)	on the death of the Annuitant; or
(b)	on the Annuity Commencement Date and no death benefit will be paid under the Contract; or
(c)	if the Protected Annual Income Annuity Payment Option is in effect, and no death benefit will be paid under the Contract; or
(d)	on the Valuation Date the Contract Value reduces to $0 and no death benefit will be paid under the Contract; or
(e)
if an Excess Withdrawal is taken when the Annuitant is younger than the Protected Annual Income Age shown on the Rider Specifications. The Contract Value Death Benefit under the Contract will then apply.

(f)	if an Owner named on the Contract is changed. The Contract Value Death Benefit under the Contract will then apply.

DEATH BENEFIT CHARGE

While this Rider is in effect, a Death Benefit Charge for the Estate Lock Death Benefit is deducted from each Variable Subaccount, and any Fixed Account, on a pro-rata basis on each quarterly anniversary of the Rider Date.

The quarterly Death Benefit Charge is the quarterly Death Benefit Charge rate multiplied by the Death Benefit amount equal to item (b) of the DETERMINATION OF AMOUNTS of this Rider, on the Valuation Date the Rider Charge is deducted.

The Initial Annual Death Benefit Charge Rate is shown on the Rider Specifications. The quarterly Death Benefit Charge rate is the current annual Death Benefit Charge rate divided by four.

ADJUSTMENTS TO THE DEATH BENEFIT CHARGE. The Death Benefit Charge rate will not change prior to the Rider Date Anniversary shown under the ESTATE LOCK DEATH BENEFIT CHARGE CHANGE PERIOD of the Rider Specifications. Thereafter, the Death Benefit Charge rate may change on any Rider Date Anniversary.

The new Death Benefit Charge rate will never exceed the Guaranteed Maximum Annual Death Benefit Charge Rate shown on the Rider Specifications. We will provide Notice of the increase to the Death Benefit Charge rate at least 30 days prior to a Rider Date Anniversary when the increase is scheduled to occur. The Owner may not decline the increase in the Death Benefit Charge rate.

A pro-rata quarterly Death Benefit Charge will be recalculated and deducted upon the Annuity Commencement Date of the Contract to which this Rider is attached or termination of this Rider, except if this Rider is terminated due to death.

TERMINATION OF THIS RIDER

This Rider will terminate upon the earliest of the following event to occur:
(a)	the date the Contract to which this Rider is attached terminates; or
(b)	the date the Owner is changed due to death or pursuant to an enforceable divorce agreement or decree; or
(c)	the Annuity Commencement Date of the Contract to which this Rider is attached, except under the Protected Annual Income Annuity Payment Option; or
(d)	the death of the Annuitant; or
(e)	the date the Owner sells or assigns for value the Contract, or discounts or pledges it as collateral for a loan or as a security for the performance of an obligation or any other purpose; or
(f)	the date both the Protected Income Base and Protected Annual Income equal $0 as the result of an Excess Withdrawal.

Upon termination of this Rider, the benefits and fees within this Rider will terminate. A pro-rata Protected Lifetime Income Fee and Death Benefit Charge will be deducted upon termination, except if this Rider is terminated due to death.